UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 19, 2019
LUBY’S, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-8308	74-1335253
(Commission File Number)	(I.R.S. Employer Identification No.)
13111 Northwest Freeway, Suite 600 Houston, Texas	77040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 329-6800
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange at which registered
Common Stock ($0.32 par value per share)	LUB	New York Stock Exchange
Common Stock Purchase Rights	N/A	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2019, the Board of Directors (the "Board") of the Company appointed Randolph Read as a director of the Company. Mr. Read is expected to serve on the Finance and Audit Committee. Mr. Read, an independent director of the Company, is an experienced executive and seasoned board member with broad executive and public board experience across multiple industries.

There are no arrangements or understandings between Mr. Read and any person who was involved in Mr. Read's selection as a director. There are no transactions involving Mr. Read that would be required to be reported under Item 404(a) of Regulation S-K. Mr. Read will be compensated in accordance with the Company’s standard compensation program for non-employee directors as described in the Company’s proxy statement filed with the Securities and Exchange Commission (the "SEC") on December 21, 2018.

Additionally, Dr. Judith Craven resigned from the Board, effective August 19, 2019. Dr. Craven's resignation was not the result of any disagreements with the Company regarding any matters related to its operations, policies, practices or otherwise.

Item 8.01. Other Events.

On August 20, 2019, Luby’s, Inc. issued a press release announcing completed board refreshment and corporate governance changes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith.

Exhibit 99.1	Press release dated August 20, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luby’s, Inc.
Date: August 20, 2019	By: /s/ Christopher J. Pappas
Christopher J. Pappas President and Chief Executive Officer